Exhibit 1.2

Companies Ordinance

A share limited company

Memorandum of Association

of

Hub Cyber Security Ltd. (originally written in Hebrew)

Hub Cyber Security Ltd. (originally written in English)

1.	Name of the company: Hub Cyber Security Ltd. (originally written in Hebrew)

Hub Cyber Security Ltd. (originally written in English)

2.	The goals for which the company was founded are:

(a)	Consulting, development, research in any field, including logistics.

(b)	To conduct scientific, technical, mechanical, and other tests, analyzes and experiments.

(c)	To perform any action that in the opinion of the company’s managers will be for the benefit of the company and augment its profits.

(d)	To edit, publish, print any scientific technical literature in all fields of science.

(d1)	Engage in all areas of teaching, including training and developing education and study programs.

(e)	To manage any business of capital owners, property owners, concession holders, financiers, agents, messengers, brokers, stabilizers and contractors, to undertake, manage and carry out any financial and investment business.

(f)	To borrow funds, obtain them and ensure their disbursement in the same manner that the company deems appropriate, and in particular - but without detracting from the generality of the aforementioned - by mortgaging he company’s lands and other immovable assets of the company, and/or providing ascending and descending liens and/or fixed and special and mortgages on any part of its lands and other assets, all or part thereof, in the present and in the future, and to redeem and dispose of any such mortgage, encumbrance, or pledge. The company shall also be entitled to ensure the disposal of funds it has borrowed or will borrow by issuing bonds and a stock of bonds new and others, and ensure their payment by pledging any part of the company’s land and other assets, all or part thereof, in the present and in the future, including unpaid up share capital, in a lien of any kind without any restriction, and to redeem, buy and release bonds or stock bonds of or any encumbrance as mentioned above.

(g)	To lend money and to give advances or credit and to guarantee the debts and contracts of those people, firms and companies and on the same terms as the company deems appropriate, and in particular to customers and other people who have business with the company, and to give guarantees and serve as a guarantor for those people, firms or companies, and to receive from those that the company will lend them money or give them credit or provide them guarantees all kinds of guarantees and securities as the company deems appropriate, including - but without detracting from the generality of the said - a mortgage, an ascending-decreasing lien and a permanent lien on any property of any kind, lands and chattels and to release and waive all above guarantees and collateral and redeem them under the same conditions as the company deems appropriate.

(h)	To engage in any business of trade, import, export, transport, supply, market, distribution, exploitation, mediate and handling of technical and mechanical equipment, instruments, devices, work tools, craft tools, accessories, receptacles, packaging, raw materials , components, products, goods and materials, of any kind and type and for any use.

(i)	To engage in research, search and discovery of natural treasures and their exploitation, to conduct research in connection therewith, and to own, manage, finance, organize, employ research institutions, laboratories and expeditions.

(j)	To engage in transport and transportation and any means of transport and transportation of any kind and type.

(k)	To request, register, buy or acquire in any other way or obtain rights to use or test, protect, extend and renew, in Israel or abroad, all kinds of patents, patent rights, invention authorizations, licenses, protections, concessions (hereinafter - “Patent Rights”) which, in the opinion of the company, can bring it benefit, as well as use Patent Rights, work in accordance with them, use them in any way, make any agreement and perform any action in connection with Patent Rights, and sell and otherwise transfer Patent Rights and grant licenses and privileges in connection with Patent Rights.

(l)	To engage in all scientific, technical, mechanical and other tests, experiments and trials, including for the purpose of enhancing them and to attempt to enhance all inventions and Patent Rights to which the company will be entitled, or to use them or acquire them for itself or wish to acquire them for itself.

(m)	to request, obtain, acquire, hold, maintain, utilize, sell and transfer in any part of the world, patterns, production processes, knowledge, professional secrets, permits, licenses, possessions, franchises, leases and rights and benefits of any kind to the benefit of the company or which authorizes or enables her to engage in the businesses she is authorized to engage in.

(n)	To enter into agreements with any government or authority, whether central, municipal, local or otherwise, in any part of the world, in a manner deemed beneficial to the purposes of the company, all or in part, and to obtain from any such government or authority any right, surplus right or franchise that the company deems useful to obtain, utilize or perform.

(o)	To take the same measures that the company deems appropriate to give publicity to its operations and enterprises, and especially by advertising in newspapers, on the radio and in other ways, by circulars, holding exhibitions and publishing brochures, and by giving prizes and grants.

(p)	To buy or otherwise acquire and receive any business - both as an existing business and otherwise - and any property, assets, reputation, rights and obligations of any person or company if this may benefit the company, or promote any matter that is within any of the company’s goals.

(q)	Establish and found, or participate in the establishment or foundation of any company, so that it acquires or assumes upon itself, in whole or in part, the property, rights and obligations of this company, and for any other purpose which, in the opinion of this company, may assist, directly or indirectly, to this company, to promote any matter that is within the scope of any of the goals of this company.

(r)	unite or merge with any company.

(s)	enter into a partnership or an agreement for the purpose of sharing profits, pooling profits or collaborating with any person or company that performs or is entitled to perform a business or businesses that the company is authorized to perform.

(t)	sell and transfer the company’s plant, in whole or in part, for the same consideration that the company deems appropriate, and in particular in exchange for shares, bonds or other securities, to another company whose goals, in whole or in part, are similar to the company’s goals.

(u)	to enter into any contract or agreement, and to sign any document, deed, contract and agreement, as part of the company’s goals.

(v)	to insure the company, its property, facilities, plants and operations, all or in part, against any damages, loss, risk or liability.

(w)	to invest and manage the company’s funds that are not immediately needed for its business in the same manner as the company will determine from time to time.

(x)	To distribute its assets, all or some, among its members in kind, provided that the distribution of the assets will not result in a capital reduction that is not in accordance with the Companies Ordinance.

(y)	To give allowances, grants and prizes, to its employees and managers, or to those who were its employees or managers and their families, and the company may also found or support and assist in the opening of schools, educational institutes, science or trading companies, whether these institutions and companies are related to the company’s business or they do not have any such connection, and the company may also establish and finance clubs or other institutions for the benefit of the company’s business or for the pleasure of its employees or managers.

(z)	To engage in order to achieve any of the goals mentioned above and by virtue of this Memorandum of Association - to do them in Israel, to accept all the actions that the company is entitled to - by virtue of the law in any part of the world, and to do in any country and place they are in the world itself, to fulfill and carry out any trade or business - which in the company’s opinion, assists in advancing any matter that is within the scope of any of the company’s goals.

(bb)	to carry out all those actions related to or involving the goals included in this Memorandum of Association, expressly or impliedly, or that may lead to the achievement of the aforementioned goals, in whole or in part.

(cc)	To carry out all of the above actions, or some of them, both in Israel and outside of Israel, in all parts of the world, either as owners or as agents, contractors or trustees or in any other way, either by itself or in partnership with others, and through agents, contractors or trustees or by others.

(dd)	And it was hereby agreed and declared that in this Memorandum of Association the following terms - both if the terms appear in the Memorandum of Association itself and if they appear in the Second Schedule to the Companies Ordinance - will have the following interpretations: -

“man” or “person” - including a company or corporation.

“company” or “corporation” - includes, to the extent that this term does not refer to the current company, any other company, cooperative society, any other association, body politic, collective or legal, or partnership or group of persons, whether incorporated or unincorporated.

“land” - includes any right in the land or in relation to it, whether the right can be registered or not, and includes buildings and plantings and everything connected to the land.

(ee)	It is also hereby agreed and declared that, except in those cases that are expressly written otherwise in this Memorandum of Association, each of the purposes and each of the authorities of action detailed in each of the sub-sections of this section, including - taking into account the provisions of sub-section (aa) of this section in each of the sections of the Second Schedule to the Companies Ordinance, these are main goals and independent of each other, and that they should not be limited or reduced in any way by drawing conclusions from any one sub-section of this section or from any other section of the Second Addendum to the Companies Ordinance, or from the name of the company or by relying on it.

3.	Members’ liability is limited.

4.	The company’s share capital is 100,000,000

Divided into 100,000,000 ordinary shares without par value